Exhibit 10.1

EXECUTIVE ALTERNATIVE WORK ARRANGEMENT EMPLOYMENT AGREEMENT

This is an Executive Alternative Work Arrangement Employment Agreement (“Agreement”) entered into between EQT Corporation (the “Company”) and Murry S. Gerber (“Employee”).

WHEREAS, Employee is an executive officer of the Company who desires to relinquish that status and discontinue full-time employment with the Company but continue employment with the Company on a part-time basis; and

WHEREAS, the Company is interested in continuing to retain the services of Employee on a part-time basis during the term of this Agreement;

WHEREAS, Employee has elected to modify his employment status to Executive Alternative Work Arrangement;

WHEREAS, in connection with a Confidentiality, Non-Solicitation and Non-Competition Agreement between Employee and the Company, Employee and the Company agreed to a form of Executive Alternative Work Arrangement Employment Agreement (the “Original Form Agreement”)  that would govern their relationship while Employee is in the Executive Alternative Work Arrangement status;

WHEREAS, Employee and the Company have agreed to modify and amend, in certain respects, the Original Form Agreement and all such modifications and amendments have been set forth in this Agreement, which sets forth the entire agreement of the parties;

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.         The term of this Agreement is for the period commencing on the day after Employee’s full-time status with the Company ceases and ending on January 3, 2012 (the “Term”).  During the Term, Employee will hold the position of an EAW employee of the Company and shall have the title of Executive Director – Special Projects.

2.         During the Term, Employee shall be paid salary at a rate per regularly scheduled pay period of $7,056, less applicable withholding taxes, and payable in accordance with the Company’s normal payroll practices.  In the event that Employee works a partial pay period, Employee shall be paid on a pro rata basis for such days worked.

3.         During the Term, Employee shall be eligible to continue to participate in the group medical, prescription drug, dental and vision programs in which Employee participated immediately before the classification change to Executive Alternative Work Arrangement (as such plans might be modified by the Company from time-to-time), but Employee will be required to pay 100% of the Company’s premium rates to the carriers (the active employee premium rates as adjusted year-to-year) for participation in such group insurance programs.  Employee will be allowed to participate in such group insurance programs at 100% of the then-applicable active employee premium rates, even though Employee is no longer employed by the Company, until Employee reaches age 65 or, if such programs are provided to a later age to other current or future participants in the executive alternative work arrangement program, to such later age but in no event later than the Medicare eligibility age.  Notwithstanding the foregoing, the Company’s obligation to provide the benefits set forth in this Section 3 shall cease and be of no further force or effect if Company reasonably believes Employee is or has engaged in any activity that violates the covenants set forth in Sections 12 or 13 below, regardless of whether such covenants remain in force and effect at such time.

4.         For a period of one-year following the date of this Agreement, the Company will provide Employee with office space and shared administrative support at an office location in downtown Pittsburgh, Pennsylvania selected by the Company.  The Company will also, for a period of one-year following the date of this Agreement, forward emails received for Employee on the Company’s email system to a personal email address provided by Employee to Company.

5.         During the Term, Employee will continue to receive service credit for purposes of calculating the value of the Medical Spending Account.

6.         Employee shall not be eligible to participate during the Term in the Company’s life insurance and disability insurance programs, 401(k) Plan, ESPP, or any other retirement or welfare benefit programs or perquisites of the Company.  Likewise, Employee shall not be eligible during the Term for any paid vacation, paid holidays or car allowance.

7.         During the Term, Employee shall not be eligible to receive bonus payments under any short-term incentive plans of the Company, and he shall not be eligible to receive any new grants under the Company’s long-term incentive plans, programs or arrangements.

8.         During the Term, the Company shall continue to pay for Employee’s Blackberry (or its equivalent) service and shall provide reasonable access to the Company’s Help Desk; provided, however, if the provision of such service will result in taxable income to Employee, then no such taxable service shall be provided until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code.

9.         During the Term, Employee shall maintain an ownership level of Company stock equal to not less than one-half of the value last required as a full-time Employee.  In the event that at any time during the Term Employee does not maintain the required ownership level, Employee shall promptly notify the Company and increase his ownership to at least the required level.  Any failure of Employee to maintain at least the required ownership level for more than three months during the Term shall constitute and be deemed to be an immediate termination by Employee of his Executive Alternative Work Arrangement.

10.       This Agreement sets forth all of the payments, benefits, perquisites and entitlements to which Employee shall be entitled upon assuming Executive Alternative Work Arrangement employment status.  Employee shall not be entitled to receive any gross-up payments for any taxes or other amounts with respect to amounts payable under this Agreement.

11.       Nothing in this Agreement shall prevent or prohibit the Company from modifying any of its employee benefits plans, programs, or policies.

12.       Non-Competition and Non-Solicitation.  The covenants as to non-competition and non-solicitation contained in Section 1 of the Confidentiality, Non-Solicitation and Non-Competition Agreement between the Company and Employee dated September 8, 2008 (hereinafter the “Non-Competition Agreement”) and in paragraph 8 of the Change of Control Agreement dated September 8, 2008 (“Change of Control Agreement) shall remain in effect through the later of January 3, 2014 and one year after the date Employee ceases to serve on the Company’s Board of Directors.

13.       Confidential Information and Non-Disclosure.  Employee acknowledges and agrees that Employee’s employment by the Company necessarily involves Employee’s knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries.  Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee’s employment, Employee will not, directly or indirectly, without the express written authority of the Company (unless directed by applicable legal authority having jurisdiction over Employee) disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of Employee, any person, corporation or other entity other than the Company and its subsidiaries (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries; (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries; or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company.  Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.

14.       The Company may terminate this Agreement and Employee’s employment at any time for Cause.  Solely for purposes of this Agreement, “Cause” shall mean:

i.	commission of an act of moral turpitude, fraud, misappropriation or embezzlement in connection with the performance of Employee’s duties;

ii.	failure to substantially and/or satisfactorily perform assigned duties; or

iii.	a violation of any provision of this Agreement or express significant policies of the Company.

15.       It is understood and agreed that upon Employee’s discontinuation of full-time employment and transition to Executive Alternative Work Arrangement employment status hereunder, Employee has no continuing rights under the Change of Control Agreement or under Section 3 of the Non-Competition Agreement, and that otherwise the Change of Control Agreement (except for Sections 8 and 11) and Section 3 of the Non-Competition Agreement shall have no further force or effect.

16.       The provisions of this Agreement are severable.  To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

17.       This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

18.       This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

19.       This Agreement supersedes all prior agreements and understandings between the Company and Employee with respect to the subject matter hereof (oral or written), including but not limited to the Change of Control Agreement and Section 3 of the Non-Competition Agreement.  It is understood and agreed, however, that the covenants as to non-competition, non-solicitation and confidentiality contained in Sections 1-2 of the Non-Competition Agreement and in Section 8 of the Change of Control Agreement remain in effect as modified herein, along with the provisions in Sections 4-8 of the Non-Competition Agreement and Section 11 of the Change of Control Agreement.  It is further understood and agreed that the parties shall have no obligations under, and each party forfeits all rights in connection with, the Original Form Agreement.

20.       This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties, provided that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

ATTEST:	EQT CORPORATION

/s/ Kimberly L. Sachse	/s/ Charlene Petrelli
	By:	Charlene Petrelli
	Title:	VP & Chief Human Resources Officer
	Date:	5-10-11

Address:

EQT Plaza, 625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222-3111

WITNESS:

/s/ Rosemarie Cicco	/s/ Murry S. Gerber
	Name:	Murry S. Gerber
	Date:	5-8-11

Address: